EXHIBIT 10.1

177 Huntington Avenue Suite 1703 PMB 97584 Boston, MA 02115- 3153 www.engene.com

November 10, 2023

TO:	Ryan Daws [ADDRESS REDACTED] Offer of Employment for the position of Chief Financial Officer

RE:

Dear Ryan,

It is a pleasure to offer you the position of Chief Financial Officer at enGene USA Inc. (the "Company" or "enGene"), reporting to Jason Hanson, Chief Executive Officer ("CEO"). Our offer includes the following:

1.	A Base Salary of four hundred forty thousand dollars ($440,000 USO) per annum paid semi- monthly in 24 equal installments.

2.
Bonus: You will be eligible to receive a bonus upon achievement of goals to be set at the beginning of each year. You will be entitled to receive, at target, a Bonus of up to 40% of Base Salary. The terms of the bonus plan may change each year at the Company's discretion. The Bonus for 2023 will be

$143,500, payable in the first payroll period of 2024. The Bonus will not actually be deemed earned until you have completed one full year of active employment with the Company in good standing.

3.
Stock Options: Subject to and upon consummation of the business combination transactions contemplated under the BCA (as defined below), you will be eligible for incentive equity grants from time to time during your period of employment as approved by the board of directors of Parent (as defined below) or its compensation committee, as applicable. At the first meeting of the compensation committee of the board of directors of Parent that occurs after the consummation of the business combination transactions contemplated under the BCA and a registration statement on Form S-8 is filed with the U.S. Securities and Exchange Commission in respect of the common shares of parent underlying your stock options, the Company will request that Parent present to its compensation committee, and that Parent recommend that its compensation committee approve, a proposal for the grant to you of an option to acquire 232,000 Class A common shares of Parent at an exercise price equal to the fair market value of such common shares on the date of grant, vesting in equal tranches over four years, with the first such tranche to vest on the date that is one year from the date of hire and each subsequent tranche to vest on the subsequent one-year anniversary thereof. For purposes of this offer letter, (i) the term "Parent" means enGene Holdings Inc., a Canadian corporation that will become the ultimate parent company of the Company subject to, and upon, the consummation of the business combination transactions contemplated under the BCA, and (ii) the term "BCA" means that certain Business Combination Agreement, dated as of May 16, 2023, by and among enGene Inc., a Canadian corporation that is the direct parent company of the Company, and Forbion European Acquisition Corp., among others.

4.
Paid Holidays: Presently enGene USA does not have a formal sick, vacation or paid time off policy. You may request PTO as you see fit. Vacations may not exceed two weeks at any given time without the consent of the CEO. These days are neither accruable nor payable upon cessation of employment.

You will be eligible to participate in the standard benefit programs made available generally to the Company employees, including 401K Plan, medical insurance, dental insurance, and life insurance, subject to the terms and conditions of applicable plans and policies. Benefit programs are subject to change or termination at any time at the Company's discretion.

All payments and benefits described in this offer letter or that you may otherwise be entitled or eligible to receive as a result of our employment with the Company will be subject to applicable federal, state and local tax withholdings.

As a condition of your employment. You must sign and abide by the Company's standard Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the "Proprietary Information Agreement"), a copy of which is enclosed. In addition, final appointment is contingent upon the satisfactory completion of reference checks and a background investigation. As a Company employee, you will be expected to abide by any and all policies and procedures that are generally applicable to employees of the Company, as such policies and procedures may be in effect from time to time.

It is understood that you are an "at-will" employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you.

In making this offer, the Company understands, and in accepting it you represent that, you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company (including, but not limited to, any non-compete agreements). Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third- party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

This Letter, along with the Proprietary Information Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes many prior representations or agreements about this matter, weather written or verbal. This letter may not be modified or amended except by a written agreement signed by you and the CEO and President of the Company or an authorized member of the Board. It is anticipated that this agreement will be superseded by an employment agreement as soon as possible, the terms of which have been previously discussed.

This letter shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts. You hereby agree to consent to personal jurisdiction of the state and federal courts situated within the Commonwealth of Massachusetts for purposes of enforcing this letter, and waive any objection that you might have to personal jurisdiction or venue in those courts. EACH OF THE COMPANY AND YOU HEREBY WAIVES ANY RIGHT TO A JURY TRIAL, AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

Your official start date will be November 27, 2023.

The selection process has been rigorous, and we are pleased with the prospect of you joining as our newest team member. We await your acceptance and look forward to welcoming aboard.

Sincerely,

/s/ Jason D. Hanson

Jason D. Hanson Chief Executive Officer & President

I accept the employment offer stated above.

/s/ Ryan Daws	Nov 13, 2023
Ryan Daws	Date